Exhibit 99.1


                                  PRESS RELEASE

                  (For Further Information Contact: Tom Frank,
                    Chief Financial Officer (215) 873-2200)


                WILLIAM A. SCHWARTZ, JR. JOINS MOTHERS WORK, INC.
                               BOARD OF DIRECTORS


         PHILADELPHIA, PA, August 28 -- Mothers Work, Inc. (Nasdaq: MWRK), the Real Time Retailer (TM), today announced the appointment of William A Schwartz, Jr. to its Board of Directors. Mr. Schwartz is the President of U.S. Vision, Inc., one of the nation's largest optical retailers. U.S. Vision, Inc. is a vertically integrated retailer and manufacturer and trades on the Nasdaq National Market under the symbol "USVI".

         Mothers Work is the Real Time Retailer(TM), using its custom Trend track(TM) computer systems and quick response replenishment process to "give the customer what she wants, when she wants it."